Exhibit 8(ix)(c)

May 1, 2001

MetLife Investors Insurance Company of California

One Tower Lane – Suite 3000

Oakbrook Terrace, IL 60181

Putnam Variable Trust

Dear Sirs:

We refer to the Participation Agreement (the “Agreement”), dated as of December 12, 1997, among Putnam Variable Trust (the “Trust”), Putnam Mutual Funds Corp. (now known as Putnam Retail Management, L.P. (the “Underwriter”)) and Cova Financial Life Insurance Company (now known as MetLife Investors Insurance Company of California (the “Company”)). The Trust, the Underwriter and the Company hereby agree to amend the Agreement to provide for the payment of service fees and to amend and restate Schedules A and B to the Agreement with the attached Schedules.

1. Service Fees

(a) So long as the Company complies with its obligations in this Amendment, the Underwriter shall pay the Company a service fee (the “Service Fee”) on class IB shares of the Funds held in the Accounts at the annual rates specified in Schedule B (excluding any accounts for the Company’s own corporate retirement plans), subject to Section l(b) hereof.

(b) The Company understands and agrees that all Service Fee payments are subject to the limitations contained in the Trust’s Distribution Plans, which may be varied or discontinued at any time and hereby waives the right to receive such service fee payments with respect to the series funds of the Trust (each a “Fund”) if the Fund ceases to pay 12b-l fees to the Underwriter.

(c) The Company’s failure to provide the services described in Section l(e) or otherwise comply with the terms of this Agreement will render it ineligible to receive Service Fees; and

(d) the Underwriter may, without the consent of the Company, amend this Section 1 to change the terms of the Service Fee payments with prior written notice to the Company.

(e) The Company will provide the following services to the Contract Owners purchasing Trust shares:

(i) Maintaining regular contact with Contract owners and assisting in answering inquiries concerning the Funds;

(ii) Assisting in printing and distributing shareholder reports, prospectuses and other sale and service literature provided by the Underwriter;

(iii) Assisting the Underwriter and its affiliates in the establishment and maintenance of investor accounts and records;

(iv) Assisting Contract owners in effecting administrative changes, such as exchanging shares in or out of the Funds;

(v) Assisting in processing purchasing purchase and redemption transactions; and

(vi) Providing any other information or services as the Contract owners or the Underwriter may reasonably request.

The Company will support the Underwriter’s marketing efforts by granting reasonable requests for visits to the Company’s offices by representatives of the Underwriter.

(f) The Company’s compliance with the service requirement set forth in this Agreement will be evaluated from time to time by monitoring redemption levels of Fund shares held in any Account and by such other methods as the Underwriter deems appropriate.

(g) The provisions of this Section 1 shall remain in effect for not more than one year from the date hereof and thereafter for successive annual periods only so long as continuance of the Trust’s Distribution Plan is specifically approved at least annually by the Trustees of the Trust in conformity with Rule 12b-l. This Section 1 shall automatically terminate in the event of the assignment (as defined by the Investment Company Act of 1940 (the “1940 Act”)) of the Agreement. In addition, the provision of this Section 1 may be terminated at any time, without the payment of any penalty, with respect to any Fund or the Trust as a whole by any party upon written notice delivered or mailed by registered mail, postage prepaid, to the other party, or, as provided in Rule 12b-l under the 1940 Act by the Trustees or by the vote of the holders of the outstanding voting securities of any Fund.

(h) The Underwriter shall provide the Trustees of each of the Funds, and such Trustees shall review at least quarterly, a written report of the amounts paid to the Company under this Section 1 and the purposes for which such expenditures were made.

2. Amended Schedules

Schedules A and B to the Agreement are amended and restate in their entirety as attached hereto.

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative

PUTNAM RETAIL MANAGEMENT, L.P.		PUTNAM VARIABLE TRUST

By:	/s/ Eric S. Levy	By:	/s/ John R. Verani
Name:	Eric S. Levy	Name:	John R. Verani
Title:	Senior Vice President	Title:	V.P.

METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA

By:	/s/ J. Robert Hopson
Name:	J. Robert Hopson
Title:	Senior VP & Chief Actuary

Schedule A

MetLife Investors Variable Annuity Account Five

MetLife Investors Variable Life Account Five

Schedule B

Putnam VT Growth & Income Fund

Putnam VT International Growth Fund

Putnam VT International New Opportunities Fund

Putnam VT New Value Fund

Putnam VT Vista Fund

Service Fee Payments on Class IB Shares

0.25% per annum

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